                                                                     EXHIBIT 5.1

                                 March 9, 2001

DIGITALTHINK, INC.
1098 Harrison Street
San Francisco, CA 94103

         RE: REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the 2000 NSO Stock Plan (as to 1,500,000 shares) (the "Plan" and "Shares" as appropriate). As legal counsel for DIGITALTHINK, INC., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan.

     It is our opinion that, upon completion of the proceedings to be taken prior to issuance of the shares pursuant to the Prospectus constituting part of the Registration Statement on Form S-8 and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the shares, when issued and sold in the manner referred to in the Plan and the agreements which accompany the Plan, and in accordance with the Company's Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ Wilson Sonsini Goodrich & Rosati